SUB-ITEM 77 C: Submission of matters to a vote of security holders A Special Meeting of Shareholders of Federated Total Return Bond Fund
II was held on December 2, 2004. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve the Liquidation and Dissolution of the Fund pursuant to which the Fund's assets will be liquidated and liabilities satisfied and remaining proceeds distributed to shareholders;


	Shares voted affirmatively
...................................544,020
	Shares voted negatively
........................................3,388
	Shares abstaining
...................................................40,614




The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on November 2, 2004, and is incorporated by reference. (File No. 811-8042)